Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS 2021 RESULTS

•	Reports Solid 2021 Financial and Operational Performance

•	Continues Positive Organic Growth, Highlighting a Strong and Diverse Service Territory

•	Advances ESG Efforts

•	Reaffirms $15 Billion 2022- 2026 Capital Plan

•	Maintains Strong Liquidity Position

DALLAS (Feb. 25, 2022) — Oncor Electric Delivery Company LLC (“Oncor”) today reported twelve months ended December 31, 2021 net income of $770 million compared to reported twelve months ended December 31, 2020 net income of $713 million. The $57 million year-over-year increase was driven by increases in revenues contributing to earnings primarily from updates to base transmission and distribution rates to reflect increases in invested capital and customer growth and a higher annual energy efficiency program performance bonus recognized in 2021, partially offset by increases in operation and maintenance expense and costs associated with additional investment (primarily depreciation, property taxes and borrowing costs).

“In 2021, Oncor connected an additional 70,000 premises to the grid, continuing our 2 percent annual premise growth rate pace. In fact, we set company year-end records for new and active transmission interconnection requests. The 4,500 employees of Oncor, and our contractors, achieved this in spite of 2021’s significant challenges—the devastating impacts of Winter Storm Uri and several variants exacerbating the ongoing COVID-19 pandemic,” said Oncor CEO Allen Nye. “Last year, various companies also announced major new investments in the state that shows the Texas Miracle remains alive and well, including a $17 billion semiconductor fabrication plant in Taylor, Texas, and a $29 billion semiconductor fabrication plant in Sherman, Texas, both in Oncor’s service territory. In spite of, and perhaps because of our challenges, we remain One Oncor, delivering profitability without compromising safety and reliability,” Nye continued. “I remain proud of our Oncor team who stands ready every day to provide the infrastructure that powers the growth of the communities we serve, our state and the ERCOT market.”

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Oncor’s fourth quarter 2021 net income increased to $175 million, up from $148 million in the fourth quarter of 2020. The improved quarter-over-quarter results were driven by increases in revenues contributing to earnings primarily from updates to base transmission and distribution rates to reflect increases in invested capital and continued customer growth, and the timing of an annual energy efficiency program performance bonus, partially offset by increases in operation and maintenance expense and costs associated with additional investment (primarily depreciation, property taxes and borrowing costs).

Oncor’s total distribution base revenues in the three and twelve months ended December 31, 2021 as compared to the prior year periods decreased 0.8% (3.0% increase on a weather normalized basis) and increased 2.8% (2.5% increase on a weather normalized basis), respectively. The change in Oncor’s total distribution base revenues in the three months ended December 31, 2021 included a decrease in revenues from residential customers of 6.4% (2.0% increase on a weather normalized basis) and an increase in revenues from commercial and industrial customers of 4.5% as compared to the three months ended December 31, 2020. The change in Oncor’s total distribution base revenues in the twelve months ended December 31, 2021 included an increase in revenues from residential customers of 2.0% (1.3% increase on a weather normalized basis) and an increase in revenues from commercial and industrial customers of 3.9% as compared to the twelve months ended December 31, 2020. Financial and operational results are provided in Tables A, B, C and D below.

Operational Highlights

2021 was another strong year for Oncor with solid growth in premises and the construction of new transmission and distribution lines, as well as new year-end records for both new and active transmission point-of-interconnection (“POI”) requests, all while maintaining a relentless focus on safety and reliability.

Despite the prolonged impact of tightening global supply chains and the limited availability of new construction materials, Texas continued to grow in 2021, and Oncor’s service territory continued to grow as well, with the connection of approximately 15,000 additional premises in the fourth quarter of 2021 and approximately 70,000 additional premises in 2021. The dynamic growth across Oncor’s service territory demonstrates the rapid growth taking place in Texas and the continued opportunity to deploy capital to grow the Oncor system.

New economic development projects were up 31% in 2021 compared with 2020, and economic development requests for information were up 48% in 2021 compared with 2020.

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Oncor maintained a strong operational tempo in 2021, constructing new projects that support growth across the state of Texas and reliability for the ERCOT market. In 2021, Oncor built, rebuilt or re-conductored more than 1,800 miles of transmission and distribution lines and built a total of 22 new switching stations. At December 31, 2021, Oncor had approximately 400 total active POI requests in queue as compared to approximately 290 in queue at December 31, 2020, representing a year-over-year increase of nearly 40%. The record POI requests Oncor received in 2021 were driven by a continued strong movement in utility-scale generation activity, with a focus on the renewable and utility-scale battery storage markets. Of the active generation POI requests in queue at the end of 2021, 51% are solar, 29% are storage, 14% are wind and 5% are gas.

In far West Texas, Oncor completed phases I and II of its 138kV and 345kV transmission infrastructure project, which is designed to strengthen the transmission infrastructure and improve load-serving capability in West Texas. Strong oil and gas activity continued at a rapid pace across the Permian and Delaware Basins in 2021. Peak electric demand in West Texas increased 14% in 2021 as compared to 2020.

Improved reliability of service continues to be a major focus and in 2021 Oncor saw improved reliability performance as compared to 2020. The company has undertaken various efforts to enhance reliability, including automation and system hardening projects, particularly in its planning for severe weather events following 2021’s Winter Storm Uri. As part of those severe weather planning efforts, and as permitted by new legislation passed by the Texas Legislature in response to Winter Storm Uri, Oncor has strategically located across its service territory approximately 10 megawatts of leased mobile generation assets to provide for temporary electric energy to support restoration efforts and system reliability during certain emergency events. By the end of 2022, Oncor anticipates having a total of 30 to 50 megawatts of leased mobile generation assets available for its use during certain emergency events.

On February 2, 2022, a severe winter storm impacted nearly the entirety of Oncor’s service area with freezing temperatures, significant ice accumulation and severe winds. In preparation, Oncor pre-positioned personnel, equipment and other resources, brought on hundreds of additional contractors, and obtained mutual assistance personnel from out-of-state utilities to bring additional resources onto the system. At the height of the storm, approximately 30,000 of the 3.8 million customers in Oncor’s service territory lost power. Company efforts continued around the clock until restoration was completed for all customers impacted by the storm.

Oncor continued to be active on environmental, social and governance (“ESG”) matters in 2021, releasing its second annual Corporate Sustainability Overview in August, receiving an updated third-party ESG rating that ranked in the top 2% of rated electric utilities in September and entering into its new $2.0 billion revolving credit facility with sustainability-linked performance metrics in November.

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Capital Expenditure Program

Oncor’s capital expenditures totaled $2.5 billion in 2021. Oncor anticipates capital expenditures of $2.8 billion to $3.0 billion in 2022, and based on the long-term plan presented to Oncor’s board of directors in October 2021, Oncor’s management currently expects to recommend to its board of directors capital expenditures of $3.0 billion to $3.1 billion in each of the years 2023 through 2026 for an aggregate 2022-2026 five-year capital plan projection of approximately $15.0 billion. Oncor’s capital plan projections are driven by Texas’s continued and expected growth in premises, transmission interconnection requests and renewable generation interconnections, as well as additional anticipated grid resiliency investments. Approximately 97% of Oncor’s capital expenditures are expected to be recoverable in rates through trackers. Management expects these capital expenditures to contribute to the growth of Oncor’s rate base with an approximately 8% rate base compound annual growth rate expected for the 2021-2026 period based on a 2021 rate base of $18.9 billion and projected rate base estimates of $20.6 billion in 2022, $22.3 billion in 2023, $24.1 billion in 2024, $25.9 billion in 2025 and $27.6 billion in 2026.

Strong Liquidity Position

Oncor continues to maintain a strong liquidity position. As of February 24, 2022, Oncor’s available liquidity totaled approximately $2.8 billion, consisting of cash on hand, available credit facility capacity and available capacity under its January 2022 $1.3 billion term loan credit agreement. Oncor expects cash flows from operations combined with long-term debt issuances as well as availability under its credit facility and term loan credit agreements to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET which will include discussion of fourth quarter and year-end 2021 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra’s teleconference will be available a few hours after its conclusion on Sempra’s website or by dialing (888) 203-1112 and entering passcode 7611333.

Oncor’s Annual Report on Form 10-K for the year ended December 31, 2021 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com. The annual financial statements of Oncor Electric Delivery Holdings Company LLC (which holds 80.25% of Oncor’s outstanding equity interests and is indirectly wholly owned by Sempra) for the year ended December 31, 2021 will be included as an exhibit to Sempra’s Annual Report on Form 10-K for the year ended December 31, 2021.

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Oncor Electric Delivery Company LLC

Table A – Statements of Consolidated Net Income

Three and Twelve Months Ended December 31, 2021 and 2020; $ millions

	Q4 ‘21	Q4 ‘20	TME ‘21	TME ‘20
Operating revenues	$1,192	$1,117	$4,764	$4,511

Operating expenses:
Wholesale transmission service	269	252	1,039	975
Operation and maintenance	267	249	983	925
Depreciation and amortization	193	197	820	786
Provision in lieu of income taxes	40	30	165	148
Taxes other than amounts related to income taxes	137	139	555	538

Total operating expenses	906	867	3,562	3,372

Operating income	286	250	1,202	1,139
Other deductions and (income) – net	9	5	31	33
Nonoperating benefit in lieu of income taxes	(3)	(3)	(12)	(12)
Interest expense and related charges	105	100	413	405

Net income	$175	$148	$770	$713

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Oncor Electric Delivery Company LLC

Table B – Statements of Consolidated Cash Flows

Twelve Months Ended December 31, 2021 and 2020; $ millions

	TME ‘21	TME ‘20
Cash flows — operating activities:
Net income	$770	$713
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	901	866
Provision in lieu of deferred income taxes – net	68	32
Other – net	(1)	(1)
Changes in operating assets and liabilities:
Accounts receivable – trade	37	(78)
Inventories	(27)	4
Accounts payable – trade	27	(29)
Regulatory accounts related to reconcilable tariffs	(46)	33)
Other – assets	(127)	(71)
Other – liabilities	56	56

Cash provided by operating activities	1,658	1,525

Cash flows — financing activities:
Issuances of long-term debt	2,090	1,810
Repayments of long-term debt	(1,290)	(1,164)
Net increase in short-term borrowings	145	24
Capital contributions from members	705	788
Distributions to members	(839)	(356)
Debt discount, premium, financing and reacquisition costs – net	(9)	(54)

Cash provided by financing activities	802	1,048

Cash flows — investing activities:
Capital expenditures	(2,497)	(2,540)
Expenditures for third party in joint project	(67)	(96)
Reimbursement from third party in joint project	99	66
Other – net	32	20

Cash used in investing activities	(2,433)	(2,550)

Net change in cash and cash equivalents	27	23
Cash and cash equivalents — beginning balance	27	4

Cash and cash equivalents — ending balance	$54	$27

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Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At December 31, 2021 and 2020; $ millions

	At 12/31/21	At 12/31/20
ASSETS
Current assets:
Cash and cash equivalents	$11	$27
Restricted cash, current	13	—
Trade accounts receivable – net	738	760
Amounts receivable from members related to income taxes	6	7
Materials and supplies inventories — at average cost	171	144
Prepayments and other current assets	101	100

Total current assets	1,040	1,038
Restricted cash, noncurrent	30	—
Investments and other property	155	142
Property, plant and equipment – net	22,954	21,225
Goodwill	4,740	4,740
Regulatory assets	1,547	1,779
Operating lease ROU, third-party joint project and other assets	167	248

Total assets	$30,633	$29,172

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$215	$70
Long-term debt due currently	882	—
Trade accounts payable	441	392
Amounts payable to members related to income taxes	24	23
Accrued taxes other than amounts related to income	286	269
Accrued interest	89	87
Operating lease and other current liabilities	283	279

Total current liabilities	2,220	1,120
Long-term debt, less amounts due currently	9,150	9,229
Liability in lieu of deferred income taxes	2,065	1,923
Regulatory liabilities	2,876	2,855
Employee benefit obligations	1,503	1,808
Operating lease, third-party joint project and other obligations	231	305

Total liabilities	18,045	17,240

Commitments and contingencies
Membership interests:
Capital account—number of units outstanding 2021 and 2020 – 635,000,000	12,719	12,083
Accumulated other comprehensive loss	(131)	(151)

Total membership interests	12,588	11,932

Total liabilities and membership interests	$30,633	$29,172

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Twelve Months Ended December 31, 2021 and 2020; mixed measures

	Q4 ‘21	Q4 ‘20	TME ‘21	TME ‘20
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	8,669	9,470	44,059	44,628
Commercial, industrial, small business and other	22,578	21,145	90,998	86,529

Total electric energy volumes	31,247	30,615	135,057	131,157

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			78.5	79.4
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			61.8	63.5
Electricity distribution points of delivery (based on number of active meters)—end of period and in thousands			3,832	3,762

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended December 31, 2021 and 2020 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.8 million homes and businesses and operating more than 140,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; health epidemics and pandemics, including the evolving COVID-19 pandemic and its variants and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; ERCOT grid needs;

changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to Oncor, including failure of counterparties to perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party non-wires alternatives or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of any disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; actions by credit rating agencies; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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